Exhibit 10.2
April 15, 2021

Sara E. Armbruster
901 44th St., SE
Grand Rapids, MI 49508

Dear Sara,

I am pleased to offer you the position of Executive Vice President effective April 15, 2021, and subsequently the position of President and Chief Executive Officer effective October 4, 2021. This letter is to confirm, in writing, the principal elements of your compensation package in each of these roles.

Executive Vice President
Annual Base Salary
•Annual base salary $650,000
•Bi-weekly salary $25,000.00

Performance Review
•A review of your performance will be completed annually at or around the close of each fiscal year.

Bonus Program
•As a participant in the Steelcase Inc. Management Incentive Plan (MIP), your FY22 annual target will increase to 100%.
•Bonus payments are made annually, after the close of the fiscal year.

Long-Term Compensation (LTI)
•You will continue to participate in the long-term incentive program, currently consisting of performance stock units (PSUs) and restricted stock units (RSUs).
•Awards are made annually at the discretion of the Compensation Committee and an award is being made today, April 15, 2021.
•Your FY22 LTI award has been targeted at approximately 250% of your new annual base salary and is being delivered in a mix of 40% RSUs and 60% PSUs.

Stock Ownership Guidelines
•You will have an ownership guideline of three times your base salary.

Special One-time Award of Restricted Stock Units (RSUs)
–The Compensation Committee has approved an award to you of 100,000 RSUs with a grant date of April 15, 2021, the standard award terms and three-year cliff vesting.

President and Chief Executive Officer
Annual Base Salary
•Effective October 4, 2021, your annual base salary will be $825,000
•Bi-weekly salary $31,730.77
•Eligibility for next salary review will be May 2022

Bonus Program
•As a participant in the Steelcase Inc. Management Incentive Plan (MIP), your FY22 annual target will remain 100%.
•Bonus payments are made annually, after the close of the fiscal year.

Long-Term Compensation (LTI)
•You will continue to participate in the long-term incentive program, currently consisting of performance stock units (PSUs) and restricted stock units (RSUs).
•Awards are made annually at the discretion of the Compensation Committee, subject to ratification of the Board of Directors, and the next award is expected to be in April 2022.

Stock Ownership Guidelines
•You will have an ownership guideline of five times your base salary.
•You will need to satisfy this guideline by fiscal yearend 2027 which is five fiscal years from your first anticipated annual award as CEO.

Executive Severance Plan
•You will participate in the plan as a “Level 1 Employee.”

Please note that your compensation is subject to review and approval by the Compensation Committee and ratification by the Board of Directors and is subject to the terms of the applicable plans, programs and award agreements.

Nothing in this letter is intended to alter the at-will nature of our employment relationship.

Sara, I look forward to working with you in your new role. Please let me know if you have any questions.

Sincerely,

/s/ Robert C. Pew III

Robert C. Pew III
Chair of the Board of Directors
Steelcase Inc.

I accept and agree to the terms offered in this letter.

/s/ Sara E. Armbruster 4-15-2021
Sara E. Armbruster                        Date